Exhibit 19.1

BIOTE CORP.

INSIDER TRADING POLICY

Introduction

During the course of your relationship with biote Corp. (the “Company”), you may receive important material information that is not yet publicly available (“inside information” or “material nonpublic information”) about the Company or about other publicly traded companies with which the Company has business relationships with. Material nonpublic information may give you, or someone you pass that information on to, a leg up over others when deciding whether to buy, sell or otherwise transact in the Company’s securities or the securities of another publicly traded company.

This Insider Trading Policy (this “Policy”) sets forth guidelines with respect to transactions in the Company’s securities by our employees, directors as well as consultants who are advised that they are subject to this Policy (“designated consultants”) and the other persons subject to this Policy as described below.

Statement of Policy

It is the Company’s policy that an employee, director or designated consultant of the Company (or any other person subject to this Policy) who is aware of material nonpublic information relating to the Company may not, directly or indirectly:

1.
engage in any transactions in the Company’s securities, except as otherwise specified under the heading “Exceptions to this Policy” below;
2.
recommend the purchase or sale of any the Company’s securities;
3.
disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, such as family, friends, business associates and investors, unless the disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
4.
assist anyone engaged in the above activities.

The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on such material nonpublic information. It also applies to transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) and also to very small transactions. All that matters is whether you are aware of any material nonpublic information relating to the Company at the time of the transaction.

The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. In some circumstances, you may need to forgo a planned transaction even if you planned it before becoming aware of the material nonpublic information. So, even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait.

It is also important to note that the laws prohibiting insider trading are not limited to trading by the insider alone; advising others to trade on the basis of material nonpublic information is illegal and squarely prohibited by this Policy. Liability in such cases can extend both to the “tippee”—the person to whom the insider disclosed material nonpublic information—and to the “tipper,” the insider himself or herself. In such cases, you can be held liable for your own transactions, as well as the transactions by a tippee and even the transactions of a tippee’s tippee. Furthermore, it is important that the appearance of insider trading in securities be avoided.

For these and other reasons, it is the Company’s policy that no employee, director or designated consultant of the Company (or any other person subject to this Policy) may either (a) recommend to another person that they buy, hold or sell the Company’s securities at any time or (b) disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons (unless the disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company); provided that, a director may disclose such information to his or her affiliates so long as such affiliates have established their own insider trading controls and procedures in compliance with applicable securities laws.

In addition, it is the policy of the Company that no employee, director or designated consultant of the Company (or any other person subject to this Policy) who, in the course of working for the Company, learns of or is otherwise aware of material nonpublic information about another publicly traded company with which the Company does business, including a partner, collaborator or supplier of the Company may trade in that company’s securities until the information becomes public or is no longer material.

There are no exceptions to this Policy, except as specifically noted herein in this Policy.

Transactions Subject to this Policy

This Policy applies to all transactions in securities issued by the Company, as well as related financial instruments or derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities. For purposes of this Policy, the terms “trade,” “trading” and “transactions” include not only purchases and sales of the Company’s shares in the public market, but also engaging in short sales, transactions in put or call options, hedging transactions, other inherently speculative transactions, making any other purchases, sales, transfers or other acquisitions and dispositions of common or preferred equity, options (including certain exercises of options, as described in more detail below), warrants and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities. For the purposes of this Policy, a “related financial instrument” means (i) an instrument, agreement, security or exchange contract the value, market price or payment obligations of which are derived from, referenced to or based on the value, market price or payment obligations of a security or (ii) any other instrument, agreement, or understanding that affects, directly or indirectly, a person or company’s economic interest in a security or a futures contract or an option traded on an exchange.

Persons Subject to this Policy

The provisions outlined in this Policy apply to you and all other employees, directors and designated consultants of the Company and its subsidiaries. You are responsible for making sure that members of your immediate family, persons with whom you share a household, persons who are your economic dependents and any other individuals or entities whose trading or transactions in securities you influence, direct or control (including, e.g., a venture or other investment fund, if you influence, direct or control transactions by the fund) comply with this Policy. However, this Policy does not apply to any entity that invests in securities in the ordinary course of its business (e.g., a venture or other investment fund) if (and only if) such entity has certified to the Company that it has established its own insider trading controls and procedures in compliance with applicable securities laws. The foregoing persons who are deemed subject to this Policy are referred to in this Policy as “Related Persons.” You are responsible for making sure that your Related Persons comply with this Policy.

Material nonpublic information

Material information

It is not always easy to figure out whether you are aware of material nonpublic information. But there is one important factor to determine whether nonpublic information you know about a public company is material: whether dissemination of the information would reasonably be expected to affect the market price or value of the company’s shares or would likely be considered important, or “material,” by investors who are considering trading in that company’s shares. Certainly, if the information makes you want to trade, it would probably have the same effect on others. Remember, both positive and negative information can be material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by relevant enforcement authorities with the benefit of hindsight.

If you possess material nonpublic information, you may not trade in a company’s shares, advise anyone else to do so or communicate the information to anyone else until you know that the information has been publicly disseminated (as described in more detail below). This means that in some circumstances, you may have to forego a proposed transaction in a company’s securities even if you planned to execute the transaction prior to learning of the material nonpublic information and even though you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting.

You may not participate in “chat rooms” or other electronic discussion groups or contribute to blogs, bulletin boards or social media forums on the Internet concerning the activities of the Company or other companies with which the Company does business, even if you do so anonymously, unless doing so is part of your job responsibilities and you have explicit authorization from the individual designated by the Company’s board of directors as the clearing officer or his or her designee (each, a “Clearing Officer”) and your actions are in accordance with the Company’s Corporate Disclosure Policy.

Depending on the specific details, the following items may be considered material nonpublic information until publicly disclosed within the meaning of this Policy. There may be other types of information that would qualify as material information as well; use this list merely as a non-exhaustive guide:

(a)
financial results or forecasts, and any changes, revisions or withdrawals thereof;
(b)
status of and new developments related to product or product candidate development or regulatory approvals;
(c)
clinical data relating to products or product candidates;
(d)
detailed regarding timelines, progress or results for preclinical studies or clinical trials;
(e)
communications with the U.S. Food and Drug Administration or any comparable foreign government agencies;
(f)
potential mergers, amalgamations, acquisitions or dispositions of assets, divisions or companies;

(g)
public or private sales of debt or equity securities;
(h)
changes in the capital structure of the Company, share splits, dividends or changes in dividend policy;
(i)
the establishment of a repurchase program for the Company’s securities;
(j)
major contract awards or cancellations;
(k)
establishment of, or developments in, strategic partnerships, collaborations, joint ventures or similar collaborations;
(l)
changes or new corporate partner relationships or collaborations;
(m)
notice of issuance or denial of patents, the acquisition of other material intellectual property rights or notice of a material adverse change in intellectual property or patents owned by Company;
(n)
regulatory developments;
(o)
board, management or control changes;
(p)
employee layoffs;
(q)
a disruption in the Company’s operations or breach or unauthorized access of its property or assets, including its facilities and information technology infrastructure;
(r)
tender offers or proxy fights;
(s)
accounting restatements;
(t)
litigation or settlements, including significant litigation exposure due to actual or threatened litigation;
(u)
events of default under financing or other agreements; and
(v)
impending bankruptcy or financial liquidity problems.

When information is considered public

For information to be considered publicly disseminated, it must be widely disclosed through a press release, a public filing on EDGAR or another widely disseminated announcement. Additionally, once disseminated, a sufficient amount of time must have passed to allow the information to be fully disclosed. Generally speaking, information will be considered publicly disseminated after two full trading days have elapsed since the information was publicly disclosed. For example, if an announcement of material nonpublic information of which you were aware was made prior to trading on Wednesday, then you may execute a trade or other transaction in the Company’s securities on Friday; if an announcement of material nonpublic information of which you were aware was made after trading ends on Wednesday, then you may execute a trade or other transaction in the Company’s securities on Monday. Depending on the particular circumstances, the Company may determine that a longer or shorter waiting period should apply to the release of specific material nonpublic information.

Quarterly Trading Blackouts

Because our workplace culture tends to be open, odds are that the vast majority of our employees, directors and designated consultants will possess material nonpublic information at certain points during the year. To minimize even the appearance of insider trading among our employees, directors and designated consultants we have established “quarterly trading blackout periods” during which the Company’s employees, directors, designated consultants and their Related Persons—regardless of whether they are aware of insider information or not—may not conduct any trades in the Company’s securities. That means that, except as described in this Policy, all Company employees, directors, designated consultants and their Related Persons will be able to trade in Company securities only during limited open trading window periods that generally will begin after two full trading days have elapsed since the public dissemination of the Company’s annual or quarterly financial results and end at the beginning of the next quarterly trading blackout period. Of course, even during an open trading window period, you may not (unless an exception applies) conduct any trades in Company securities if you are otherwise in possession of material nonpublic information.

For purposes of this Policy, each “quarterly trading blackout period” will generally begin [at the end of the day that the last trading day of each fiscal quarter and end after two full trading days have elapsed since the public dissemination of the Company’s financial results for such quarter]. Please note that the quarterly trading blackout period may commerce early or may be extended if, in the judgment of the Clearing Officer, there exists undisclosed information that would make trades by Company employees, directors and designated consultants inappropriate. It is important to note that the fact that the quarterly trading blackout period has commenced early or has been extended should be considered insider information that should not be communicated to any other person.

An employee, director or consultant who believes that special circumstances require him or her to trade during a closing trading window should consult with the Clearing Officer. Permission to trade during a closed trading window will be granted only where the circumstances are extenuating, the Clearing Officer concludes that the person is not in fact aware of any material nonpublic information relating to the Company or its securities, and there appears to be no significant risk that the trade may subsequently be questioned.

Event-Specific Trading Blackouts

From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Clearing Officer may not trade in Company securities. In that situation, the Clearing Officer will notify the designated individuals that neither they nor their Related Persons may trade in Company securities. The existence of an event-specific trading blackout should also be considered material nonpublic information and should not be communicated to any other person. Even if you have not been designated as a person who should not trade due to an event-specific trading blackout, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading blackout.

The quarterly and event-driven trading blackouts do not apply to those transactions to which this policy does not apply, as described under the heading “Exceptions to this Policy” below.

Exceptions to this Policy

1.
Option Exercises. This Policy does not apply to the exercise of options granted under the Company’s equity compensation plans for cash or, where permitted under the option, by a net exercise transaction with the Company; provided that, at the time of exercise or withholding, they are not in possession of material nonpublic information about the Company. This Policy does, however, apply to any sale of shares as part of a broker-assisted cashless exercise or any other market sale, whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.
2.
Tax Withholding Transactions. This Policy does not apply to the surrender of shares directly to the Company to satisfy tax withholding obligations as a result of the issuance of shares upon vesting or exercise of restricted stock units, options or other equity awards granted under the Company’s equity compensation plans; provided that, at the time of surrender, the individual is not in possession of material nonpublic information about the Company. Of course, any market sale of the shares received upon exercise or vesting of any such equity awards remains subject to all provisions of this Policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.
3.
ESPP. Employees who are eligible to do so may purchase shares under the Company’s Employee Share Purchase Plan (“ESPP”) on periodic designated dates in accordance with the ESPP without restriction to any particular period. This Policy does, however, apply to an employee’s initial election to participate in the ESPP, changes to an employee’s election to participate in the ESPP for any enrollment period, or to the subsequent sale of the shares acquired pursuant to the ESPP.
4.
10b5-1 Automatic Trading Programs. In addition, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a written plan established by a director, officers, other employee or consultant that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Trading Plan”) may be made without restriction to any particular period; provided that (i) the Trading Plan was established in good faith, in compliance with the requirements of Rule 10b5-1, at the time when such individual was not in possession of material nonpublic information about the Company and the Company had not imposed any trading blackout period, (ii) the Trading Plan was reviewed by the Company prior to establishment, solely to confirm compliance with this Policy and applicable securities laws and (iii) the Trading Plan allows for the cancellation of a transaction and/or suspension of such Trading Plan in accordance with securities law and upon notice and request by the Company to the individual if any proposed trade (a) fails to comply with applicable laws (e.g., exceeding the number of shares that may be sold under Rule 144) or (b) would create material adverse consequences for the Company. The Trading Plan, any amendments to such Trading Plan and the termination of such Trading Plan are subject to the Company’s approval and applicable securities laws. We have adopted a separate set of Rule 10b5-1 Trading Plan Guidelines with which you should consult in connection with the establishment of any Trading Plan.
5.
Gifts. This Policy does not apply to bona fide gifts of Company securities that have been pre-cleared by the Clearing Officer. Whether a gift is truly bona fide will depend on the facts and circumstances surrounding each gift. Pre-clearance must be obtained at least two business days in advance of the proposed gift, and pre-cleared gifts not completed within five business days will require new pre-clearance. The Company may choose to shorten this period.

Special and Prohibited Transactions

1.
Speculative or Short-Term Trading. No employee, director or consultant may engage in short sales, transactions in put options, call options or other derivative securities on an exchange or in any other organized market, or in any other inherently speculative transactions with respect to the Company’s shares.
2.
Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a Company director, employee or consultant to continue to own the Company’s securities or hold related financial instruments, whether obtained through employee benefit plans or otherwise, but without the full risks and rewards or economic exposure of ownership. When that occurs, the Company employee, director or consultant may no longer have the same objectives as the Company’s other shareholders. Therefore, Company employees, directors and designated consultants are prohibited from engaging in any such transactions.
3.
Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in the Company’s securities, directors, employees and consultants are prohibited from holding Company securities in a margin account or otherwise pledging the Company’s securities as collateral for a loan.
4.
Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Trading Plans, as discussed above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a trade or transaction when a director, employee or consultant is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on the Company’s securities. If a person subject to this Policy determines that they must use a standing order or limit order (other than under an approved Trading Plan as discussed above), the order should be limited to short duration and the person using such standing order or limit order is required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade pursuant to the “Quarterly Trading Blackouts” and “Event-Specific Trading Blackouts” provisions above.

Pre-Clearance and Advance Notice of Transactions

In addition to the requirements listed above, directors and all employees are subject to pre-clearance requirements and face a further restriction:

Even during an open trading window, they may not engage in any transaction in or trade of the Company’s securities or related financial instruments, including any purchase or sale in the open market, loan or other transfer of beneficial ownership without first obtaining pre-clearance of the transaction from the Clearing Officer at least two (2) business days in advance of the proposed transaction. The Clearing Officer will then determine whether the transaction may proceed and, if so, will direct the Compliance Coordinator (as identified in the Company’s Memorandum Regarding Insider Reporting Compliance Program) to assist, if applicable, in complying with Section 16(a) of the Exchange Act, if any. Pre-cleared transactions not completed within five (5) business days shall require new pre-clearance under the provisions of this paragraph. The Company may, at its discretion, shorten such period of time.

Persons subject to pre-clearance must also give advance notice of their plans to exercise an outstanding share option to the Clearing Officer.

Upon completion of any trade, the director or Section 16 officer, must immediately notify the Compliance Coordinator and any other individual(s) identified in Section 1 of the Company’s Memorandum Regarding Insider Reporting Compliance Program so that the Company may assist in any Section 16 reporting obligations.

Short-Swing Trading/Control Share/Section 16 Reports

Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care not to violate the prohibition on short-swing trading (within the meaning of Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), which are enumerated and described in the Company’s Memorandum Regarding Insider Reporting Compliance Program, and any notices of sale required by Rule 144.

Prohibition of Trading During Pension Fund Blackouts

In accordance with Regulation BTR under the Exchange Act, no director or officer of the Company shall, directly or indirectly, purchase, sell or otherwise acquire or transfer any equity security of the Company (other than an exempt security) during any “blackout period” (as defined in Regulation BTR) with respect to such equity security, if such director or officer acquires or previously acquired such equity security in connection with his or her service or employment as a director or officer. This prohibition shall not apply to any transactions that are specifically exempted from Section 306(a)(1) of the Sarbanes-Oxley Act of 2002 (as set forth in Regulation BTR), including but not limited to: purchases or sales of the Company’s securities made pursuant to, and in compliance with, a Trading Plan; compensatory grants or awards of equity securities pursuant to a plan that, by its terms, permits officers and directors to receive automatic grants or awards and specifies the terms of the grants and awards; acquisitions or dispositions of equity securities involving a bona fide gift or by will or the laws of descent or pursuant to a domestic relations order; etc. The Company shall timely notify each director and officer of any blackout periods in accordance with the provisions of Regulation BTR.

Duration of Policy’s Applicability

This Policy continues to apply to your transactions in the Company’s securities or the securities of other public companies engaged in business transactions with the Company even after your employment, consultancy or directorship with the Company has terminated. If you are in possession of material nonpublic information when your relationship with the Company concludes, you may not trade in the Company’s securities or the securities of such other company until the information has been publicly disseminated (as described in this Policy) or is no longer material.

Individual Responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in the Company’s securities while aware of material nonpublic or material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or other person or entity whose transactions are subject to this Policy, as discussed under the heading “Persons Subject to this Policy” above, also comply with this Policy. In all cases, the responsibility for determining whether an individual is aware of material nonpublic information rests with that individual, and any action on the part of the Company or any employee or director of the Company pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws. See “Penalties” below.

Penalties

Anyone who effects transactions in the Company’s securities or the securities of other public companies engaged in business transactions with the Company (or provides information to enable others to do so) on the basis of material nonpublic information is subject to both civil liability and criminal penalties, as well as disciplinary action by the Company. An employee, director or consultant who has questions about this Policy should contact his or her own attorney or the Clearing Officer. Please also see the “Frequently Asked Questions, which are attached hereto as Exhibit A.

Amendments

The Company is committed to continuously reviewing and updating its policies and procedures. The Company therefore reserves the right to amend, alter or terminate this Policy at any time and for any reason. A current copy of the Company’s policies regarding insider trading may be obtained by contacting the Clearing Officer.

Approved: May 26, 2022

Effective: May 26, 2022

biote Corp.

Insider Trading Policy

CERTIFICATION

To: biote Corp.

I, ________________________, have received and read a copy of the biote Corp. Insider Trading Policy (the “Policy”). I hereby agree to comply with the specific requirements of the Policy in all respects during my employment or other service relationship with biote Corp. I understand that this Policy constitutes a material term of my employment or other service relationship with biote Corp. (or a subsidiary thereof) and that my failure to comply in all respects with the Policy is a basis for termination for cause.

(Signature)

(Name)

(Date)

Exhibit A

Frequently Asked Questions

1.
What is insider trading?

A: Generally speaking, insider trading is the buying or selling of stocks, bonds, futures or other securities by someone who possesses or is otherwise aware of material nonpublic information about the securities or the issuer of the securities. Insider trading also includes trading in related financial instruments, including derivatives (such as put or call options), where the price is linked to the underlying price of a company’s stock. It does not matter whether the decision to buy or sell was influenced by the material nonpublic information, how many shares you buy or sell, or whether it has an effect on the share price – if you are aware of material, nonpublic information about biote Corp. (“biote”) or another publicly traded company that biote has business relationships with and you trade in biote’s shares or such other company’s securities, you have broken the law.

2.
Why is insider trading illegal?

A: If company insiders are able to use their confidential knowledge to their financial advantage, other investors would not have confidence in the fairness and integrity of the market. This ensures that there is an even playing field by requiring those who are aware of material nonpublic information to refrain from trading.

3.
What is material nonpublic or inside information?

A: Information is material if it would influence a reasonable investor to buy, hold or sell a stock, bond, future or other security, or would reasonably be expected to have a significant effect on the market price or value of biote’s securities. This could mean many things – financial results or forecasts, clinical or regulatory results, potential acquisitions or major contracts to name just a few. Information is nonpublic if it has not yet been publicly disseminated within the meaning of our Insider Trading Policy.

4.
When is information considered public?

A: The prohibition on trading when you have material nonpublic information lifts once that information becomes publicly disseminated. But for information to be considered publicly disseminated, it must be widely disseminated through a press release, a filing with the SEC or other widely disseminated announcement. Once information is publicly disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. Generally speaking, information will be considered publicly disseminated for purposes of this Policy only after two full trading days have elapsed since the information was publicly disclosed. For example, if we announce material nonpublic information before trading begins on Wednesday, then information would be considered to be publicly disseminated by the time trading begins on Friday; if we announce material nonpublic information after trading ends on Wednesday, then information would be considered to be publicly disseminated by the time trading ends on Friday. Depending on the particular circumstances, biote may determine that a longer or shorter waiting period should apply to the release of specific material nonpublic information. Any disclosure of nonpublic information, material or otherwise, must be done in accordance with biote’s Corporate Disclosure Policy.

5.
Who can be guilty of insider trading?

A: Anyone who buys or sells a security or related financial instrument while aware of material nonpublic information, or provides material nonpublic information that someone else uses to buy or sell a

1

security or related financial instrument, may be guilty of insider trading. This applies to all individuals, including officers, directors and others who don’t even work at biote. Regardless of who you are, if you know something material about a company or the value of a security that not everyone else knows and you trade (or convince someone else to trade) in that security or a related financial instrument, you may be found guilty of insider trading.

6.
Does biote have an Insider Trading Policy?

A: Yes, the Insider Trading Policy is available upon request to Human Resources or Legal and will be made available to read on our internal website (to come).

7.
Who does the Insider Trading Policy apply to?

A: The provisions of the Insider Trading Policy apply to all directors, officers, other employees and designated consultants of biote and its subsidiaries. Each individual subject to the Insider Trading Policy is responsible for making sure that members of his or her immediate family, persons with whom he or she shares a household, persons who are economic dependents and any other individuals or entities whose trading or transactions in securities the individual influences, directs or controls (including, e.g., a venture or other investment fund, if the individual influences, directs or controls transactions by the fund) complies with this Insider Trading Policy. However, this Insider Trading Policy does not apply to any entity that invests in securities in the ordinary course of its business (e.g., a venture or other investment fund) if (and only if) such entity has certified to biote that it has established its own insider trading controls and procedures in compliance with applicable securities laws with respect to trading in biote’s securities.

8.
What if I work in a foreign office?

A: The same rules apply to all employees and consultants, including those residing outside of North America. For example, you should know that the U.S. Securities and Exchange Commission (the “SEC”) (the U.S. government agency in charge of investor protection) and the Financial Industry Regulatory Authority (FINRA) (a private regulator that oversees U.S. securities exchanges) routinely investigate trading in a company’s securities conducted by individuals and firms based abroad. In addition, as a biote director, officer, other employee or consultant, our policies apply to you no matter where you work.

9.
What if I am aware of material nonpublic information when I trade, but the reason I trade is because of something else, like to pay medical bills?

A: The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on such material nonpublic information. It also applies to transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) and also to very small transactions. All that matters is whether you are aware of any material nonpublic information relating to biote at the time of the transaction.

10.
Do the U.S. securities laws take into account mitigating circumstance, like avoiding a loss or planning a transaction before I had material nonpublic information?

A: No. The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve biote’s reputation for adhering to the highest standards of conduct. In some circumstances, you may need to forgo a planned transaction even if you planned it before becoming aware of the material nonpublic information. So, even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait.

2

11.
What if I don’t buy or sell anything, but I tell someone else material nonpublic information?

A: That is called “tipping.” You are the “tipper” and the other person is called the “tippee.” You are prohibited from communicating such information to anyone else unless you are required to do so in the course of the biote’s business and you have no ground to believe it will be improperly used or disclosed by the tippee. Furthermore, if the tippee buys or sells based on that material nonpublic information, both you and the “tippee” could be found guilty of insider trading. To prevent this, you may not discuss material nonpublic information about biote with anyone outside biote, including spouses, family members, friends or business associates (unless such disclosure is in accordance with biote’s policies regarding the protection or authorized external disclosure of information regarding biote, such as the Corporate Disclosure Policy). This includes anonymous discussions on the internet about biote or companies with which biote does business.

12.
What if I don’t tell them the information itself, I just tell them whether they should buy or sell?

A: That is still tipping and you can still be responsible for insider trading. You may never recommend to another person that they buy, hold or sell our common shares or any derivative security related to our common shares, since that could be a form of tipping.

13.
What are the sanctions if I trade on material nonpublic information or tip off someone else?

A: In addition to disciplinary action by biote —which may include termination of employment—you may be liable for civil sanctions for tipping or trading on material nonpublic. The sanctions may include return of any profit made or loss avoided as well as penalties of up to three times any profit made or any loss avoided. Persons found liable for tipping material nonpublic information, even if they did not trade themselves, may be liable for the amount of any profit gained or loss avoided by everyone in the chain of tippees as well as a penalty of up to three times that amount. In addition, anyone convicted of criminal insider trading could face prison and additional fines.

14.
What is “loss avoided”?

A: If you sell common shares or a related derivative security before negative news is publicly announced, and as a result of the announcement the share price declines, you have avoided the loss caused by the negative news.

15.
Am I restricted from trading securities of any companies other than biote (for example a customer or competitor of biote)?

A: Possibly. Insider trading laws generally restrict everyone who becomes aware, through an inside source or as a result of planned transaction involving biote, of material nonpublic information about a company from trading in that company’s securities, regardless of whether the person is directly connected with that company, except in limited circumstances. Therefore, if you have material nonpublic information about another company, you should not trade in that company’s securities. You should be particularly conscious of this restriction if, through your position at biote, you sometimes obtain sensitive, material information about other companies and their business dealings with biote.

16.
So if I do not trade biote securities when I have material nonpublic information, and I don’t “tip” other people, I am in the clear, right?

A: Not necessarily. Even if you do not violate securities law, you may still violate our policies. For example, directors, officers, other employees and consultants may violate our policies by breaching their

3

confidentiality obligations or by recommending biote shares as an investment, even if those actions do not violate securities laws. Our policies are stricter than the law requires so that we and our directors, officers, other employees and consultants can avoid even the appearance of wrongdoing. Therefore, please review the entire Insider Trading Policy carefully.

17.
So when can I buy or sell my biote securities?

A: If you have material nonpublic information, you may not buy or sell our common shares until two full trading days have elapsed since the information was publicly disclosed. At that point, the information is considered publicly disseminated for purposes of our Insider Trading Policy. For example, if we announce material nonpublic information before trading begins on Wednesday, then you may execute a trade or transaction in our securities on Friday; if we announce material nonpublic information after trading ends on Wednesday, then you may execute a trade or transaction in our securities on Monday. Even if you are not aware of any material nonpublic information, you may not trade in our common shares during any trading “blackout” period. Our Insider Trading Policy describes the quarterly trading blackout period, and additional event-driven trading blackout periods may be announced by email. And finally, all directors, officers, other employees and consultants must pre-clear any purchases or sales of shares with the Clearing Officer two days in advance of the proposed trade or transaction.

18.
What is a quarterly trading blackout period?

A: To minimize the appearance of insider trading among our directors, officers, other employees and their related persons, we have established “quarterly trading blackout periods” during which they—regardless of whether they are aware of material nonpublic information or not—may not conduct any trades in biote securities. That means that, except as described in this Policy, all directors, officers, other employees and their related persons will be able to trade in biote securities only during limited open trading window periods that generally will begin after two full trading days have has elapsed since the public dissemination of biote’s annual or quarterly financial results and end at the beginning of the next quarterly trading blackout period. Of course, even during an open trading window period, you may not (unless an exception applies) conduct any trades in biote securities if you are otherwise in possession of material nonpublic information.

19.
What are biote’s quarterly trading blackout periods?

A: Each “quarterly trading blackout period” will generally begin at the end of the day that is the last trading day of each fiscal quarter and end after two full trading days have elapsed since the public dissemination of biote’s financial results for that quarter.

20.
Can biote’s quarterly trading blackout periods change?

A. The quarterly trading blackout period may commence early or may be extended if, in the judgment of the Clearing Officer, there exists undisclosed information that would make trades by biote directors, officers, other employees or their related persons inappropriate. It is important to note that the fact that the quarterly trading blackout period has commenced early or has been extended should be considered material nonpublic information that should not be communicated to any other person.

21.
Does biote have blackout periods other than quarterly trading blackout periods?

A: Yes. From time to time, an event may occur that is material to biote and is known by only a few directors, officers, and/or other employees. So long as the event remains material and nonpublic, the persons designated by the Clearing Officer may not trade in biote’s securities. In that situation, biote will notify the

4

designated individuals that neither they nor their related persons may trade in the biote’s securities. The existence of an event-specific trading blackout should also be considered material nonpublic information and should not be communicated to any other person.

22.
If I have an open order to buy or sell biote securities on the date a blackout period commences, can I leave it to my broker to cancel the open order and avoid executing the trade?

A: No, unless it is in connection with an automatic trading program (see Question 26 below). If you have any open orders when a blackout period commences other than in connection with an automatic trading program (a 10b5-1 trading plan), it is your responsibility to cancel these orders with your broker. If you have an open order and it executes after a blackout period commences not in connection with an automatic trading program, you will have violated our Insider Trading Policy and may also have violated the insider trading laws.

23.
Am I allowed to trade derivative securities of biote? Or short biote common shares?

A: No. Under our policies, you may not trade in derivative securities related to our common shares, which include publicly traded call and put options. In addition, under our policies, you may not engage in short selling of our common shares at any time.

“Derivative securities” are securities other than common shares that are speculative in nature because they permit a person to leverage his or her investment using a relatively small amount of money. Examples of derivative securities include (but are not limited to) “put options” and “call options.” These are different from employee share options and other equity awards granted under our equity compensation plans, which are not derivative securities for the purposes of our Insider Trading Policy.

“Short selling” is profiting when you expect the price of the shares to decline, and includes transactions in which you borrow shares from a broker, sell them, and eventually buy them back on the market to return the borrowed shares to the broker. Profit is made through the expectation that the share price will decrease during the period of borrowing.

24.
Why does biote prohibit trading in derivative securities and short selling?

A: Many companies with volatile share prices have adopted similar policies because of the temptation it represents to try to benefit from a relatively low-cost method of trading on short-term swings in share prices (without actually holding the underlying common shares) and encourages speculative trading. We are dedicated to building shareholder value, short selling our common shares conflicts with our values and would not be well-received well by our shareholders.

25.
Can I purchase biote securities on margin or hold them in a margin account?

A: Under our policies, you may not purchase our common shares on margin or hold it in a margin account at any time.

“Purchasing on margin” is the use of borrowed money from a brokerage firm to purchase our securities. Holding our securities in a margin account includes holding the securities in an account in which the shares can be sold to pay a loan to the brokerage firm.

5

26.
Why does biote prohibit me from purchasing biote securities on margin or holding them in a margin account?

A: Margin loans are subject to a margin call whether or not you possess material nonpublic information at the time of the call. If a margin call were to be made at a time when you were aware of material nonpublic information and you could not or did not supply other collateral, you may be liable under insider trading laws because of the sale of the securities (through the margin call). The sale would be attributed to you even though the lender made the ultimate determination to sell. For example, the SEC takes the view that you made the determination to not supply the additional collateral and you are therefore responsible for the sale.

27.
Can I pledge my biote shares as collateral for a personal loan?

A: No. Pledging your shares as collateral for a personal loan could cause the pledgee to transfer your shares during a trading blackout period or when you are otherwise aware of material nonpublic information. As a result, you may not pledge your shares as collateral for a loan.

28.
Can I hedge my ownership position in biote?

A: Hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds are prohibited by our Insider Trading Policy. Since such hedging transactions allow you to continue to own biote’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership, you may no longer have the same objectives as biote’s other shareholders. Therefore, our Insider Trading Policy prohibits you from engaging in any such transactions.

29.
Can I exercise options granted to me under biote’s equity compensation plans, or make purchases under the biote’s employee share purchase plan, during a trading blackout period or when I possess material, nonpublic information?

A: You may engage in transactions with biote, such as exercising the options for cash (or via net exercise transaction with biote) or purchasing under biote’s employee share purchase plan during a trading blackout period; provided that, at the time of exercise or purchase, you are not in possession of material, nonpublic or material nonpublic information. You may not sell the shares (even to pay the exercise price or any taxes due) during a trading blackout period or any time that you are aware of material nonpublic information. To be clear, you may not effect a broker-assisted cashless exercise (these cashless exercise transactions include a market sale) during a trading blackout period or any time that you are aware of material nonpublic information.

30.
Am I subject to trading blackout periods if I am no longer an employee or consultant of biote?

A: It depends. If your employment with biote ends during a trading blackout period, you will be subject to the remainder of that trading blackout period. If your employment with biote ends on a day that the trading window is open, you will not be subject to the next trading blackout period. However, even if you are not subject to our trading blackout period after you leave biote, you should not trade in biote securities if you are aware of material nonpublic information. That restriction stays with you as long as the information you possess is material and not publicly disseminated within the meaning of our Insider Trading Policy.

31.
What if I purchased publicly traded options or other derivative securities before I became a biote employee (or contractor or consultant)?

6

A: The same rules apply as for employee options exercisable for shares in biote. You may exercise the publicly traded options during a trading blackout period provided that, at the time of exercise, you are not in possession of material, nonpublic information. You may not sell the securities during a trading blackout period or at any time that you are aware of material nonpublic information.

32.
May I own shares of a mutual fund that invests in biote?

A: Yes.

33.
Is trading in mutual fund shares holding biote subject to the trading blackout periods?

A: No, provided that biote securities do not form a material component of the mutual fund’s market value. You may trade in mutual funds holding our common shares at any time.

34.
May I use an “automatic trading program” or “10b5-1 plan”?

A: Yes, subject to the requirements discussed in our Insider Trading Policy and any 10b5-1 trading plan guidelines. An automatic trading program, also known as a 10b5-1 plan, allows you to set up a highly structured program with your stockbroker through which you specify ahead of time the date, price, and amount of securities to be traded. If you wish to create a 10b5-1 plan, you must contact the Clearing Officer for approval.

35.
Can I gift shares while I possess material nonpublic information or during a trading blackout period?

A: It depends. Because of the potential for the appearance of impropriety, you may only make bona fide gifts of our shares when you are aware of material nonpublic information or during a trading blackout period if (and only if) the gift has been pre-cleared by the Clearing Officer. Whether a gift is truly bona fide will depend on the facts and circumstances surrounding each gift.

36.
What happens if I violate our Insider Trading Policy?

A: Violating our policies may result in disciplinary action, which may include termination of your employment or other relationship with biote. In addition, you may be subject to criminal and civil enforcement actions by the local or foreign government.

37.
Who should I contact if I have questions about our Insider Trading Policy or specific trades?

A: You should contact our Clearing Officer at Marybeth.Conlon@biote.com

7